Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400
UROLOGIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS
     MINNEAPOLIS — August 17, 2005 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal fourth quarter and year ended June 30, 2005, and provided financial guidance for fiscal 2006.
     Revenue for the fourth quarter of fiscal 2005 was $6.9 million, compared to $7.0 million in the same period of fiscal 2004. Treatment catheters accounted for 95% of revenue in the just completed quarter, compared to 94% of revenue in the prior-year period. Net earnings for the current quarter were $796,000, or $0.06 per diluted share, compared to $837,000, or $0.06 per diluted share, for the fourth quarter of fiscal 2004.
     Annual revenue for fiscal 2005 increased to $25.8 million from $24.3 million in fiscal 2004. Net earnings for fiscal 2005 grew to $3.1 million, or $0.21 per diluted share, compared to net earnings of $642,000, or $0.04 per diluted share in fiscal 2004.
     “Record annual revenues and earnings achieved only part of what we expected over the past four quarters,” Fred B. Parks, chairman and chief executive officer of Urologix, commented. “We leave fiscal 2005 as the market leader in the office-based treatment of BPH, confident in the value of our technology to both patients and urologists, and focused on revenue growth opportunities.”

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     Gross profit for the fourth quarter improved to 70% of revenue, from 68% in the same period last year. Fourth quarter operating expenses totaled $4.1 million, or 59% of revenue, compared to $3.9 million, or 56% of revenue in the prior-year quarter. For the year, gross profit increased to 70% of revenue from 63% in fiscal 2004. Fiscal 2005 operating expenses totaled $14.9 million, or 58% of revenue, compared to $14.7 million, or 60% of revenue, for fiscal 2004.
     Balances of cash and available-for-sale investments increased to $10.8 million at June 30, 2005 from $10.2 million at March 31, 2005 and $7.6 million at June 30, 2004. The domestic installed base of Cooled ThermoTherapy™ system control units grew to 498 units at June 30, 2005 compared to 481 units at March 31, 2005 and 427 units at June 30, 2004.
Fourth Quarter Highlights
     The two-year results of an ongoing multi-center trial evaluating Cooled ThermoCath®, the company’s most advanced catheter technology currently on the market, were presented at the American Urological Association annual meeting in May. The trial’s investigators concluded that treatment with Cooled ThermoCath provides clinical outcomes similar to Urologix’ standard Targis® 60-minute treatment, but in less than half the time and with improved patient comfort. The study results also showed a 92.5% treatment success rate, based on patient re-treatments, at two years.
     Urologix added to its corporate team during the fourth quarter by hiring Dr. Kristin Sutherland as vice president, clinical research and training, and by promoting Ben Grounds and Patrick Caylor to vice president sales, west and east coast, respectively.
     Urologix was included as a founding member of the NASDAQ Health Care Index. NASDAQ indexes are widely used by investment managers for index funds, and as benchmarks for both passive and active investment strategies.
Fiscal 2006 Financial Outlook
     The company expects fiscal 2006 annual revenues of $28 million to $31 million and diluted earnings per share of $0.15 to $0.19, including the impact of equity-based compensation expense of approximately $1.5 million to $1.6 million. Excluding the impact of equity-based compensation expense, diluted earnings per share are expected to be in the range of $0.25 to $0.29, compared to $0.21 in fiscal 2005. Actual equity-based compensation expense in fiscal 2006 may differ from our estimate based on actual stock option activity during the year.

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Other Items
     Urologix also announced today the resignation of Mitchell Dann as a director. Mr. Dann is a co-founder of the company, has served as a director since its inception in 1991 and was chairman of the board from March 1993 to May 2003. Mr. Dann also served as acting president from June 1993 to January 1994 and from October 1998 to January 1999. Mr. Dann is currently the founder and principal of Sapient Capital Management, LLC, a healthcare venture capital firm. Mr. Dann resigned to focus on his work at Sapient Capital.
     “On behalf of Urologix, I want to thank Mitch for his dedicated service to Urologix,” said Fred Parks. “His industry expertise and support of Urologix since its inception have provided a strong base for Urologix to grow. The significant contributions he has made to Urologix over the last 14 years are greatly appreciated. We recognize the demands on Mitch’s time in working with a number of medical device start-ups at Sapient Capital and understand his need to focus his time and energy on Sapient Capital’s business.”
Earnings Call Information
     Urologix will host a conference call with the financial community to discuss fourth quarter and fiscal 2005 results and the business outlook for fiscal 2006 on Wednesday, August 17, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

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About Urologix
     Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort — and provide safe, effective, lasting relief of the symptoms of BPH.
     Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K.

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UROLOGIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Sales	$6,888	$6,976	$25,813	$24,324
Cost of goods sold (A)	2,059	2,260	7,810	9,047

Gross profit	4,829	4,716	18,003	15,277

Costs and expenses:
Selling, general and administrative	3,189	3,270	11,643	12,338
Research and development	843	616	3,073	2,390
Amortization of intangibles	41	41	164	164
Restructuring	—	(25)	—	(200)

Total costs and expenses	4,073	3,902	14,880	14,692

Operating earnings	756	814	3,123	585
Interest income, net	47	23	138	57

Net earnings before income taxes	803	837	3,261	642

Provision for income taxes	(7)	—	(130)	—

Net earnings	$796	$837	$3,131	$642

Basic net earnings per common share	$0.06	$0.06	$0.22	$0.05

Diluted net earnings per common share	$0.06	$0.06	$0.21	$0.04

Weighted average number of shares used in basic per share calculations	14,305	14,093	14,279	14,015

Weighted average number of shares used in diluted per share calculations	14,452	15,075	14,759	14,649

(A)	Effective July 1, 2004, the Company began including amortization expense relating to developed technologies within Cost of goods sold. This expense was previously reported within Amortization of intangibles. Consistent with this change, the Company has re-classified this expense to Cost of goods sold for the periods prior to this change. For the three and twelve month periods ended June 30, 2004, the re-classification adjustment was $125,000 and $500,000 respectively, and had no impact on the net earnings for those periods.

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UROLOGIX, INC.
Selected Balance Sheet Data
(Unaudited, in thousands)

	June 30,	June 30,
	2005	2004
Cash and available-for-sale investments	$10,770	$7,604
Accounts receivable	4,243	2,689
Inventory	1,742	2,144
Current assets	17,007	12,808
Total assets	39,106	36,172
Current and total liabilities	4,809	5,454
Shareholders’ equity	34,297	30,718
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